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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     -------------------------------------

                                     FORM 15


             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
                          OR SUSPENSION OF DUTY TO FILE
                          REPORTS UNDER SECTIONS 13 AND
                        15(D) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934.

                         Commission File Number: 1-03208



                        NATIONAL SERVICE INDUSTRIES, INC.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)


                           1420 Peachtree Street, N.E.
                           Atlanta, Georgia 30309-3002
                                 (404) 853-1000
                           --------------------------
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                     Common Stock, par value $1.00 per share
           (including the associated Preferred Stock Purchase Rights)
            ---------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    (X)           Rule 12h-3(b)(1)(i)    (X)
           Rule 12g-4(a)(1)(ii)   ( )           Rule 12h-3(b)(1)(ii)   ( )
           Rule 12g-4(a)(2)(i)    ( )           Rule 12h-3(b)(2)(i)    ( )
           Rule 12g-4(a)(2)(ii)   ( )           Rule 12h-3(b)(2)(ii)   ( )
                                                Rule 15d-6             ( )


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         Approximate number of holders of record as of the certification or notice date: 2

         Pursuant to the requirements of the Securities Exchange Act of 1934, National Service Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  June 13, 2003.



                                   By:   /s/ Carol Ellis Morgan
                                       -----------------------------------------
                                         Carol Ellis Morgan
                                         President and General Counsel